Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of B. Riley Financial, Inc. of our reports dated March 16, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of magicJack VocalTec Ltd. and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended December 31, 2017 of magicJack VocalTec Ltd. and Subsidiaries.

We also consent to reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

West Palm Beach, Florida
March 20, 2018